STOCK VOTING AGREEMENT

STOCK VOTING AGREEMENT (this “Agreement”), dated as of June 21, 2006 by and among CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P. (“Cahill, Warnock”), DAVID L. WARNOCK (“Warnock”) and STRATEGIC ASSOCIATES, L.P. (“Strategic Associates and, collectively with Cahill, Warnock and Warnock, the “Stockholders”) and LIBERTY PARTNERS HOLDINGS 28 LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, concurrently herewith, Buyer, Teach Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ( “Merger Sub”), and Concorde Career Colleges, Inc., a Delaware corporation (“Company”), are entering into an Agreement and Plan of Merger of even date herewith (such Agreement in the form attached hereto as Exhibit A being the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Company (the “Merger”); and

WHEREAS, each Stockholder is the record owner as of the date hereof of that number of shares of common stock, $.10 par value per share (the “Common Stock”), of Company, or other securities exercisable or exchangeable for, or convertible into, Common Stock of the Company, in each case as set forth opposite such Stockholder’s name on Schedule I attached hereto (such Common Stock and other securities collectively referred to as the “Existing Shares,” and together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, including upon the exercise, exchange or conversion of any security or right to acquire shares of Common Stock and any shares of Common Stock issued as the result of any stock split, stock dividend, reorganization, recapitalization or other change in the capital structure of the Company, hereinafter collectively referred to as the “Shares”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its stockholders that Merger Sub be merged with and into the Company and, to that end, has approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of the Merger Agreement and this Agreement, including for purposes of rendering the restrictions of Section 203 of the Delaware General Corporation Law inapplicable to this Agreement, the Merger Agreement, the Merger and the other transactions contemplated hereby and thereby, and has unanimously recommended that the Merger Agreement and the transactions contemplated thereby be approved by the Company’s stockholders; and

WHEREAS, Buyer and Merger Sub have entered into the Merger Agreement in reliance on and in consideration of each Stockholder’s representations, warranties, covenants and agreements hereunder.

NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.  Agreement to Vote. Each Stockholder hereby revokes any and all previous proxies with respect to the Shares owned by such Shareholder and irrevocably agrees to vote and otherwise act (including pursuant to written consent), with respect to all of the Shares owned by such Shareholder, (a) for the approval and the adoption of the Merger and the Merger Agreement, as the same may be amended from time to time, all agreements relating to the Merger and all actions relating thereto; and (b) against (i) any Acquisition Proposal (as defined in the Merger Agreement), (ii) any material change in the capitalization of Company or any subsidiary of Company, or the corporate structure of Company or any subsidiary of Company and (iii) any other proposal or transaction which could, or could reasonably be expected to, impede, interfere with, postpone, discourage, adversely affect, prevent or delay the Merger or the Merger Agreement or any of the transactions contemplated thereby, in each case, at any meeting or meetings of the stockholders of Company called and at any adjournment, postponement or continuation thereof, and on every action or approval by written consent of the stockholders of Company. In the event that a meeting of the stockholders of Company is held, each Stockholder shall appear at such meeting or otherwise cause the Shares owned by such Stockholder to be counted as present thereat for purposes of establishing a quorum. No Stockholder shall enter into any agreement with any person to vote or give instructions in any manner inconsistent with this Section 1. The foregoing shall remain in effect with respect to the Shares until the termination of this Agreement. Each Stockholder hereby agrees to execute such additional documents as Buyer may reasonably request to effectuate the foregoing.

2.  Irrevocable Proxy. Each Stockholder hereby appoints the directors on the Board of Directors of Buyer, and each of them, as such Stockholder’s proxy to vote all of the Shares owned by such Stockholder at any meeting of the stockholders of Company or any adjournment, postponement or continuation thereof on the matters described in Section 1 hereof, and to execute and deliver any written consents to fulfill such Stockholder’s obligations under this Agreement. This proxy is coupled with an interest and is irrevocable until the termination of this Agreement, at which time it shall terminate.

3.  Agreement not to Exercise Appraisal Rights. No Stockholder shall exercise any rights (including under section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares owned by such Stockholder that may arise with respect to the Merger or the Merger Agreement.

4.  Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Buyer as follows:

4.1.  Ownership of Shares. On the date hereof, the Existing Shares are all of the securities of Company currently owned, beneficially or otherwise, by Stockholders. On the Closing Date, the Shares will constitute all of the securities of Company owned, beneficially or otherwise, by Stockholders. Other than as set forth on Schedule I attached hereto, the Stockholders do not hold, whether of record or beneficially, or have any rights to acquire any shares of Common Stock. Each Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable United States federal and state securities laws and this Agreement. Each Stockholder is the beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I, and currently has, and at Closing (as defined in the Merger Agreement) will have, good, valid and marketable title to such Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting trusts or agreements, proxies and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable United States federal and state securities laws).

4.2.  Authority; Binding Agreement. Each Stockholder has the full right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors’ rights and remedies generally or general principles of equity. Neither the execution, delivery and performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or the Shares owned by such Stockholder or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound.

4.3.  Reliance on Agreement. Each Stockholder understands and acknowledges that Merger Sub and Buyer each are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder acknowledges that the agreement set forth in Section 1 hereof is granted in consideration for the execution and delivery of the Merger Agreement by Merger Sub and Buyer.

5.  Certain Restrictions. No Stockholder shall, directly or indirectly, take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect.

6.  Certain Covenants of Stockholder. Except in accordance with the provisions of this Agreement, each Stockholder hereby agrees with, and covenants to, Buyer as follows:

6.1.  Transfer. Such Stockholder shall not (a) transfer (which term shall include for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition) or consent to any transfer of, any or all of the Shares owned by such Stockholder or any interest therein, except pursuant to the Merger and the Merger Agreement, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorizations in or with respect to such Shares or (d) deposit such Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares. Each Stockholder shall submit to Company, promptly after the execution of this Agreement, any and all certificates representing the Shares owned by such Stockholder and such Stockholder agrees with, and hereby consents to the inscription on all such certificates prior to their prompt return to such Stockholder of the following legend by Company on such certificates: “The shares of Common Stock, $.10 par value, of the Company, represented by this certificate are subject to a Stock Voting Agreement, dated as of June 21, 2006, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive office of the Company.”

6.2.  Solicitation. Prior to the Effective Time (as defined in the Merger Agreement), each Stockholder shall not, and each Stockholder shall use its best efforts to direct and cause its affiliates, and their respective agents and representatives not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined in the Merger Agreement) or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of Company or any of its subsidiaries to, or enter into any agreement, commitment or arrangement with, any person relating to an Acquisition Proposal. Each Stockholder shall immediately cease and cause to be terminated all existing activities, discussions and negotiations by such Stockholder or any of its affiliates, or their respective agents or representatives, with respect to any Acquisition Proposal. Such Stockholder shall (i) as promptly as reasonably practicable (but in no event later than the day after receipt) notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any such third party and (b) identify the terms and conditions of any Acquisition Proposal (including any subsequent changes, modifications and amendments thereto) and the identity of the third party making such Acquisition Proposal.

6.3.  Notifications. Each Stockholder shall, while this Agreement is in effect, notify Buyer in writing promptly, but in no event later than two days after such acquisition, of any securities of Company acquired by such Stockholder after the date hereof.

6.4.  Waiver. Each Stockholder hereby unconditionally waives all of its rights, remedies and interests in, to and under any and all agreements, arrangements, contracts and understandings, whether written or otherwise, to or by which the Company or its assets or properties are subject or bound, which rights, remedies and interests, including any rights of first refusal or rights to consent or object, whether directly or indirectly, prohibit, restrict or otherwise impair (or would reasonably be expected to prohibit, restrict or impair) the ability of the Company or any stockholder of the Company, including such Stockholder, to perform the obligations of such person hereunder or the ability of any party to the Merger Agreement to perform its obligations thereunder or to consummate the transactions contemplated thereby, including the Merger. This waiver is irrevocable until the termination of this Agreement pursuant to Section 7(ii), at which time it shall terminate.

7.  Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) immediately after the termination of the Merger Agreement in accordance with its terms.

8.  Certain Events. This Agreement and the obligations hereunder shall, while this Agreement is in effect, attach to the Shares and shall be binding upon any person to whom record or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including each Stockholder’s administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Shares or the acquisition of additional shares or other voting securities of the Company by Stockholder, the number of Shares listed on Schedule I beside the names of Stockholders shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of Company issued to or acquired by each Stockholder.

9.  Action in Stockholder Capacity Only. Nothing in this Agreement shall have the effect of restricting any Stockholder or affiliate of Stockholder who is a director of the Company from exercising his fiduciary duties as required by applicable law.

10.  Miscellaneous.

10.1.  Disclosure. Each Stockholder shall permit Buyer and the Company to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Buyer or the Company determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

10.2.  Further Assurances. Subject to the terms and conditions of this Agreement, each Stockholder shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement. Each Stockholder shall at all times publicly support the Merger.

10.3.  Notices. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

If to Buyer, to:

Liberty Partners Holdings 28 LLC
c/o Liberty Partners
1177 Avenue of the Americas
34th Floor
New York, New York 10036
Telephone: 212-541-7676
Telecopier: 212- 649-6076
Attention: G. Michael Stakias

with a copy (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Telephone: 215-569-5500
Telecopier: 215-569-5500
Attention: Ronald Fisher, Esquire

If to the Stockholders, to:

Camden Partners Holdings, LLC
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
Telephone: 410-878-6800
Telecopier: 410-878-6850
Attention: David Warnock

with a copy (which shall not constitute notice) to:

WilmerHale
1600 Tysons Blvd. Suite 1000
McLean, VA 22102
Telephone: 703-251-9715
Telecopier: 703-251-9797
Attention: Gregory J. Ewald, Esquire

or such other persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

10.4.  Interpretation. The words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

10.5.  Entire Agreement. This Agreement together with the documents expressly referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersede any and all prior agreements and understandings relating to the subject matter hereof.

10.6.  Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.7.  Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, and, in the case of each Stockholder, any other person to whom record or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise, but neither this Agreement nor any rights, interests, remedies or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Buyer may assign any or all of its rights, interests, remedies, or obligations hereunder to any of its wholly owned subsidiaries without the prior written consent of such Stockholder.

10.8.  Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

10.9.  Injunctive Relief; Jurisdiction. Each Stockholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches by each Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court (collectively, the “Courts”), this being in addition to any other remedy to which Buyer is entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such party to the personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts.

10.10.  Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

10.11.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

**************

057223.00125/11554403v.2

IN WITNESS WHEREOF, the parties hereto have caused this Stock Voting Agreement to be executed and delivered as of the date first above written.

LIBERTY PARTNERS HOLDINGS 28 LLC

By:	Liberty Partners, L.P., its Sole Manager
By: PEB Associates, Inc., its General Partner

By:___________________________
Name: G. Michael Stakias
Title: President

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

By: _________________________________
Name:
Title:

STRATEGIC ASSOCIATES, L.P.

By: _________________________________
Name:
Title:

DAVID L. WARNOCK

057223.00125/11554403v.2

Exhibit A
Merger Agreement

See Attached.

057223.00125/11554403v.2

Schedule I

Stockholder Name	Number of Shares
Cahill, Warnock Strategic Partners Fund, L.P.	1,219,210
Startegic Associates, L.P.	67,555
David L. Warnock	13,334 (of which all shares are exercisable upon the issuance of options)